EXHIBIT 99.1

PEOPLE’S UTAH BANCORP ANNOUNCES QUARTERLY DIVIDEND AND
ANNUAL MEETING OF SHAREHOLDERS

AMERICAN FORK, UTAH (July 22, 2015) — People’s Utah Bancorp ("People’s") (Nasdaq: PUB) announced today that its Board of Directors declared a quarterly dividend of $0.06 per common share. The dividend is payable August 14, 2015 to shareholders of record on August 3, 2015. Future cash dividends will be made at the discretion of the Board of Directors and will depend on a variety of factors, including future earnings, capital requirements, asset quality, general economic conditions, regulatory considerations and other factors that the Board of Directors may deem relevant.

People’s will hold the company's 2015 Annual Meeting of Shareholders on Wednesday, September 16, 2015 at 8:00 a.m. MDT. The meeting will be held at the historic American Fork City Hall, 31 North Church Street, American Fork, Utah. The record date for shareholders for the annual meeting is Wednesday, July 29, 2015. Shareholders of record are invited to attend.

About People’s Utah Bancorp

People’s Utah Bancorp is the holding company for a family of community banks with 18 locations in two wholly–owned subsidiaries, Bank of American Fork and Lewiston State Bank. The banks have been serving their communities in Utah and southern Idaho for more than 100 years. People’s is committed to preserving the community bank model with a full range of bank products and technologies. More information about the People’s family of banks is available at www.peoplesutah.com.

Investor Relations:
Wolfgang T. N. Muelleck
Executive Vice President/Chief Financial Officer
1 East Main Street
American Fork UT 84003
investorrelations@peoplesutah.com
Phone: 801-642-3998

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